                                                                   EXHIBIT 10.15


                              TERMS OF EMPLOYMENT



EMPLOYEE:               Peter Minihane

EMPLOYER:               Visual Networks, Inc.

POSITION:               Executive Vice President, Chief Financial Officer, and
Treasurer

SUPERVISOR:             President

FUNCTIONAL RESPONSIBILITIES:               Accounting, Finance, Human
Resources, Information Systems, Facilities

START DATE:             June 18, 1997


This document does not constitute an employment contract. Visual Networks is an "at will" employer and can terminate any employment relationship with or without cause.


CASH COMPENSATION

June 18, 1997-July 14, 1997:  $400 per half day worked

July 15, 1997-July 14, 1998 Base Salary:  $120,000 annual rate (to be paid as monthly gross wages of $10,000)

Beyond July 14, 1998 Base Salary:  Note less than $160,000 annual rate

Annual Target Bonus:  $60,000 at plan (1997 plan to be determined between Peter
                    Minihane and Scott Stouffer not later than August 31,
                    1997).  For 1997 this bonus will be prorated for 6 months.

STOCK COMPENSATION

1. Employee will be issued 25,000 shares of Visual Networks common stock as of July 15, 1997. This stock will vest in 12 equal monthly installments so that it is completely vested after 12 months from issue date. In the event that Employee's employment is terminated for any reason other than change of control during the vesting period, the unvested shares will be returned to the Company.

2. Employee will be granted options to purchase 175,000 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's common stock as determined by the Board of Directors at the time of grant (it is expected that the exercise price will be at or near $1.75 based on a grant date of June 19, 1997). These options will vest as follows: 35,032 as of June 19, 1998, and 2,916 at the end of each month thereafter for 48 months so that the options are completely vested in 5 years.

In the event of change of control as a result of acquisition, merger, consolidation, transfer of all or substantially all of the assets of the Company or similar event, then the options would vest in full coincident with such event.


RELOCATION REIMBURSEMENT
The company will reimburse employee for actual costs associated with moving up to a maximum of $60,000. These costs can include costs to sell existing home, temporary living expenses, cost to move household goods, and closing costs associated with the purchase of a new home. Up to $20,000 of this money can be used for "commuting" between Massachusetts and Maryland for not more than 14 months after start of employment.


BENEFITS
After a two-month waiting period, Visual Networks will provide comprehensive medical insurance, dental insurance, and disability protection. During the two-month waiting period, Visual Networks will reimburse employee for 80% of any COBRA costs incurred. The company also provides a $50,000 term life insurance policy.

Visual Networks' leave policy allows for 15 days of leave annually for sickness, vacation, or other personal matters. Additionally, four weeks of "sabbatical" will be earned every four years and must be taken within a finite period of being earned. All leave must be approved by employee's supervisor.

Visual Networks has 10 paid holidays per year.

SEVERANCE
Contingent upon your signing a release against further obligations by the Company, the Company will provide you with a severance package to cover you in the event that Visual Networks, Inc. terminates your employment without cause. Without cause shall mean for any reason other than:

         a. Illegal acts (other than minor traffic violations) including theft or embezzlement.

         b.  Material violation of written policies of the company.

         c.  Irresponsible acts in the performance of duties.

This package will provide you with base salary and benefit continuance from time of your involuntary termination for up to six months thereafter or until such time as you become employed, whichever is the lesser of the two at which time all payments will cease. Additionally, if such termination were to occur during the period between 120 days and 365 days following Employee's start date, then stock options will vest as if Employee were employed for 1 year (i.e. 35,032 shares).

            CONFIDENTIALITY, NON-DISCLOSURE, AND NON-SOLICITATION

In consideration of employment and/or contractual relationship with Visual Networks, Inc. (the "Company"):

1. Employee hereby agrees to disclose and assign to the Company, its successor and assigns, all discoveries, inventions, and improvements made by employee alone or jointly with others, during the period of employee's employment/contract with the Company, which relate to the historical or planned business of the Company and result from tasks employee performed in the regular course of employee's employment/contract with the Company.

2. Employee further agrees that upon request of the Company, employee will join and render assistance in any proceedings, and execute any papers necessary to vest title to, and to maintain and enforce, in any and all countries, patents, trademarks, registrations and/or copyrights with respect to any discoveries, inventions, or improvements assigned by employee to the Company.

3. Employee further agrees that employee will not, while in the employ of the Company or anytime thereafter, disclose any information not in the public domain relating to the Company's business, except as may be consistent with employee's duties as an employee/contractor of the Company. Employee further agrees that upon termination of employee's employment /contract with the Company, employee will deliver to the Company all property and documents of the Company and all information (computerized or hard copy) relating to the Company's business, then in employee's possession, which has not been made available to the public, and employee will not take any documents or reproductions of confidential or proprietary information without the written consent of any authorized officer of the Company.

4. In the case that Employee's employment/contract with the Company is terminated prior to January 1, 1999, then:

- Employee agrees that during the period of employee's employment/contract with the Company and for a period of two (2) years after the termination of employee's employment/contract with the Company, employee will not engage in or be financially interested in (with the exception of ownership of publicly traded stock) any business activities which are competitive with the Company. For the purposes of this agreement, competitive activities are defined as any activities related to hardware and/or software products to be embedded in a network infrastructure whose primary purpose is to aid in the maintenance and support of wide-area data communications networks based on Frame Relay, SMDS, Asynchronous Transfer Mode, or Internet access technologies. This definition can be modified or interpreted from time to time in such a way as necessary to reflect the core business of the Company.

- Employee agrees that during the period of employee's employment/contract with the Company and for a period of two (2) years after the termination of employee's employment/contract with the Company, employee will not directly or indirectly solicit, entice or otherwise influence any employee or contractor employed or engaged by the Company to terminate their employment or contractual relationship with the Company.


5. In the case that Employee's employment/contract with the Company is terminated on or after January 1, 1999 then:

- Employee agrees that during the period of employee's employment/contract with the Company and for a period of one (1) year after the termination of employee's employment/contract with the Company, employee will not engage in or be financially interested in (with the exception of ownership of publicly traded stock) any business activities which are competitive with the Company. For the purposes of this agreement, competitive activities are defined as any activities related to hardware and/or software products to be embedded in a network infrastructure whose primary purpose is to aid in the maintenance and support of wide-area data communications networks based on Frame Relay, SMDS, Asynchronous Transfer Mode, or Internet access technologies. This definition can be modified or interpreted from time to time in such a way as necessary to reflect the core business of the Company.

- Employee further agrees that during the period of employee's employment/contract with the Company and for a period of one (1) year after the termination of employee's employment/contract with the Company, employee will not directly or indirectly solicit, entice or otherwise influence any employee or contractor employed or engaged by the Company to terminate their employment or contractual relationship with the Company.



THE TERMS OF THIS AGREEMENT SUPERSEDE AND NEGATE ALL PRIOR AGREEMENTS BETWEEN THE EMPLOYEE AND THE COMPANY.

Acceptance by Employee:                                  Approved by Visual Networks, Inc.:
   /S Peter Minihane                    6/27/97           /S Scott Stouffer                    11 June 1997
  -----------------------------------------------        --------------------------------------------------
  Signature                                  Date        Signature of OfficerDate



               Peter Minihane                                            Scott Stouffer
  -----------------------------------------------        --------------------------------------------------
  Printed Name                                           Printed Name



                                                         President/CEO
                                                         --------------------------------------------------
                                                         Title

                             VISUAL NETWORKS, INC.
                   1997 EXECUTIVE COMPENSATION PLAN (Revised)

This revision to the 1997 compensation plan reflects changes to the Company's financial goals for 1997. This revised plan supersedes all previous plans. This document does not constitute an employment contract. Visual Networks is an "at will" employer and can terminate any employment relationship at any time with or without cause.

EMPLOYEE:        Peter Minihane

TITLE:   SVP, CFO, and Treasurer

COMPANY 1997 FINANCIAL METRICS
Original Plan                     Revised External Plan             Revised Internal Plan
-------------                     ---------------------             ---------------------
Revenues: $36 M                   Revenues:  $23M                   Revenues: $25M
GM%:  63%                         GM%:  64%                         GM% : 64%
Optg. Income: $4.8 M              Optg. Income: ($0.1M)             Optg. Income:  $0.95M


COMPENSATION:
Annual Base Salary:  $120,000

No bonus will be earned if company fails to achieve all three financial metrics identified as the Revised External Plan.

If company achieves all three financial metrics identified as the Revised External Plan then bonus will be earned according to the following formula:

$40,000 + (0.5% times revenues in excess of $23M) + (1% times operating income in excess of a $100K operating loss) (PRORATED FOR 6 FULL MONTHS WORKED IN
1997)

Total (Annualized) Compensation at Revised External Plan: $160,000 Total (Annualized) Compensation at Revised Internal Plan: $180,500

Notes:

1. Revenue numbers are inclusive of actual recognized revenues, deferred VAR revenues, and revenue reserves other than for "questionable" transactions.

2. Payment of bonuses will be made following the availability of audited year end numbers.

3. As a participant in the 1997 Executive Compensation Plan, employee is not entitled to "traditional" raises to base salary on employment anniversary.


Approved by:   /s  Scott E.. Stouffer              9-15-97          /s  Peter Minihane        9/15/97
            ------------------------------------------------        ----------------------------------
                 Scott Stouffer                    Date             Peter Minihane            Date


Accepted by:  /s  Peter Minihane  9/15/97
              ----------------------------------------------
                 Employee                          Date